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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Payless ShoeSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3231 Southeast Sixth Avenue
Topeka, Kansas 66607

April 18, 2003

Dear Fellow Shareowner,

      On behalf of the Board of Directors and Management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of Shareowners to be held in Pozez Auditorium at our Worldwide Headquarters located at 3231 Southeast Sixth Avenue, Topeka, Kansas on Thursday, May 22, 2003, at 10:00 a.m., Central Daylight Saving Time. At the meeting, you will hear a report on the Company’s progress during fiscal 2002, our strategies for the future, and have a chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect one director for a three-year term;

II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2003; and

III.	Conduct other business, if properly raised.

      In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidate.

      Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.

      Thank you for your investment in Payless ShoeSource, Inc.

Sincerely,

Steven J. Douglass
Chairman of the Board and Chief Executive Officer

DIRECTIONS TO PAYLESS WORLDWIDE HEADQUARTERS

      The Pozez Auditorium is located at the Payless Worldwide Headquarters located at 3231 Southeast Sixth Avenue, Topeka, Kansas.

      Parking is available for you in the Visitor’s parking lot. From the parking lot, you may enter the Payless Worldwide Headquarters from the Visitor’s entrance.

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS

      Date:

May 22, 2003

      Time:

10:00 a.m., Central Daylight Saving Time

      Place:

Pozez Auditorium 3231 Southeast Sixth Avenue Topeka, Kansas

      Purposes:

I.	Elect one director for a three-year term
II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2003
III.	Conduct other business, if properly raised

      Who may vote?

Only shareowners of record on April 10, 2003, may vote at the meeting.

      Your vote is important. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope or vote via the Internet at http://www.eproxyvote.com/umb-bank/. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Secretary

April 18, 2003

PROXY STATEMENT
STOCK OPTION GRANTS IN FISCAL 2002
LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2002
PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003
ADDITIONAL INFORMATION
Exhibit A
CHARTER FOR THE AUDIT AND FINANCE COMMITTEE

PROXY STATEMENT

What are the purposes of this meeting?

      The purposes of this meeting are to (i) elect one director for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2003; and (iii) conduct other business, if properly raised.

Who may vote?

      Shareowners of Payless ShoeSource, Inc., a Delaware corporation (“Payless” or the “Company”), as recorded in our stock register on April 10, 2003, may vote at the meeting.

How to vote?

      Proxies may be submitted either via the Internet at http://www.eproxyvote.com/umb-bank/ or United States Mail. Also, you may vote in person at the meeting. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

How do proxies work?

      The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to our director candidate. You also may vote for or against the other proposal or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidate and in favor of Management’s proposal.

Why did I receive multiple proxy cards?

      You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Payless employees will receive voting instruction cards for the aggregate number of shares they hold in the Company’s profit sharing plans and for shares held in the employee stock purchase plan. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote.

How do I revoke my proxy?

      You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 19.

What is a quorum?

      In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Payless affiliated companies are not voted and do not count for this purpose.

How many votes are needed?

      The director candidate receiving the most votes will be elected to fill the seat on the Board. The other Management proposal will pass if a majority of the votes are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”

Who may attend the meeting?

      Only shareowners, their proxy holders and the Company’s guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.

      If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 19, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Payless shares on April 10, 2003.

This Proxy Statement and the enclosed form of proxy are being mailed to shareowners on or about April 18, 2003.

PROPOSAL I: ELECTION OF DIRECTOR

Proposal I on the accompanying proxy card.

Directors and Nominee for Director

      During the preceding year, the Board consisted of nine Directors divided into three classes serving staggered terms. Six of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Three of the Company’s Directors, who served in the preceding year, Messrs. Robert L. Stark and Irwin Zazulia and Ms. Mylle H. Mangum, served in a class with a term that expires at the Annual Meeting. In accordance with mandatory retirement provisions of the Board of Directors’ charter, Mr. Robert L. Stark will not stand for reelection. Mr. Zazulia, who would have stood for election at the Annual Meeting, died on March 11, 2003. Mr. Zazulia had served as a Director of the Company since November 2000. Following the death of Mr. Zazulia and concurrent with the retirement of Mr. Stark, the Board decreased its size to seven Directors. Ms. Mangum is the nominee of the Board for reelection at the Annual Meeting. If elected at the Annual Meeting, she will serve a term of three years to expire at the Annual Meeting of Shareowners to be held in the year 2006 or until her successor is elected and qualifies.

      Messrs. Daniel Boggan Jr., Robert C. Wheeler and Michael E. Murphy have terms expiring at the 2004 Annual Meeting of Shareowners. Messrs. Steven J. Douglass, Howard R. Fricke and Duane L. Cantrell have terms expiring at the 2005 Annual Meeting of Shareowners.

      Ms. Mangum has consented to being named as a nominee and to serve, if elected. If this nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

      Further information concerning the nominee for election as a Director at the Annual Meeting, the Continuing Directors and the Retiring Director, including their employment during at least the past five years, appears below.

          Director Subject to Election:

      MYLLE H. MANGUM is 54 years old and has served as Chief Executive Officer of True Marketing Services, LLC since July 2002. Prior to her association with True Marketing Services, LLC, she served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for CWT Holdings, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992. She is a director of Barnes Group Inc., Scientific-Atlanta, Inc. and Haverty Furniture Companies, Inc. Ms. Mangum has served as a Director of Payless since November 1997.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEE.

          Continuing Directors:

      STEVEN J. DOUGLASS is 53 years old and has served as Chairman of the Board and Chief Executive Officer of Payless since May 4, 1996, the date on which the Payless Common Stock was distributed in a spin-off by The May Department Stores Company (“May”) to its shareowners (the “Spin-off”). Mr. Douglass served as Chairman and Chief Executive Officer of Payless from April 1995 to the Spin-off. He joined Payless in 1993 and served as Senior Vice President/ Director of Retail Operations from 1993 to January 1995 and as Executive Vice President/ Director of Retail Operations from January 1995 to April 1995. Prior to his association with Payless, Mr. Douglass held several positions at divisions of May, serving as Chairman of May Company, Ohio from 1990 to 1993 and Senior Vice President and Chief Financial Officer of J.W. Robinsons

from 1986 to 1990. Mr. Douglass is a director of The Security Benefit Group of Companies (“Security Benefit”). Mr. Douglass has served as a Director of Payless since April 1996.

      DUANE L. CANTRELL is 47 years old and has served as President of Payless since February 2002. He joined Payless in 1978 and served as Executive Vice President — Operations from 1998 to 2002, Executive Vice President — Retail Operations from April 1997 to April 1998, and Senior Vice President — Retail Operations from May 1995 to April 1997. From 1992 to 1995, he served as Senior Vice President — Merchandise Distribution and Planning and from 1990 to 1992, he served as Senior Vice President — Merchandise Distribution. Mr. Cantrell has served as a Director of Payless since February 2002.

      HOWARD R. FRICKE is 67 years old and has been Chairman of the Board of Security Benefit since 1988. He has been Secretary of Administration for the State of Kansas since his appointment on December 29, 2002. Mr. Fricke served as Chief Executive Officer of Security Benefit from 1988 to January 2001. He also serves as a director of Security Benefit. Mr. Fricke has served as a Director of Payless since April 1996.

      DANIEL BOGGAN JR. is 57 years old and has served as Senior Vice President of The National Collegiate Athletic Association (the “NCAA”) since August 1998. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is a director of The Clorox Company and Administar Federal. Mr. Boggan has served as a Director of Payless since September 1997.

      MICHAEL E. MURPHY is 66 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation (“Sara Lee”). He served in such capacity from 1994 to 1997. In addition, he served as a director of Sara Lee from 1979 to October 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer from 1979 to 1993 and as Vice Chairman and Chief Financial and Administrative Officer from 1993 to 1994. Mr. Murphy is a member of the Chicago Committee of the Chicago Council on Foreign Relations, and a director of Bassett Furniture Industries, Inc., Coach, Inc., CNH Global N.V., Civic Federation, Big Shoulders Fund, Chicago Cultural Center Foundation, and GATX Corporation. Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy has served as a Director of Payless since April 1996.

      ROBERT C. WHEELER is 61 years old and has served as President of Hill’s Pet Nutrition, Inc. since 1981. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and has been a Corporate Officer since 1992. Mr. Wheeler currently serves as a Director of Security Benefit, Stormont-Vail HealthCare, Inc., the Pet Food Institute and is also a trustee of the Menninger Foundation. Mr. Wheeler has served as a Director of Payless since September 2001.

          Retiring Director:

      ROBERT L. STARK is 70 years old and was Dean of the Edwards Campus at the University of Kansas from 1993 until his retirement in August 1997. Prior to his becoming Dean, Mr. Stark was employed by Hallmark Cards, Inc. for 35 years in various capacities, including: Executive Vice President and President of the Personal Communication Group; Senior Vice President and Group Vice President of Hallmark; and President of Hallmark Canada. Mr. Stark previously served as a director of Hallmark from 1976 to 1993 and as a director of four other New York Stock Exchange listed companies. Mr. Stark has served as a Director of Payless since April 1996.

The Board and Committees of the Board

      The Board of Directors of the Company held a total of seven meetings during fiscal 2002. No Director attended less than 75% of the aggregate of (i) the total number of board meetings held during the period for which such Director held such office and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee.

      The Board has two committees: the Audit and Finance Committee and the Compensation, Nominating and Governance Committee.

      Compensation of Directors. Management directors are not entitled to additional compensation for their service as a Director, attendance at Board or committee meetings or at meetings of the shareowners. Under the Company’s Restricted Stock Plan for Non-Management Directors, each Director who is not an officer of Payless receives 1,000 shares of Payless Common Stock upon joining the Board. For 2002, as of the date of the annual meeting, non-management directors were awarded an annual fee of $35,000 payable in Payless Common Stock and cash compensation of $20,000. All such shares of Payless Common Stock are subject to restrictions on transferability and to forfeiture. For 2002, the annual fee of $35,000 was paid as 1,827 shares of Payless Common Stock per non-management director, as determined based upon the arithmetic average of the high and low trading prices of the shares on the date of the annual meeting, May 24, 2002. As a result of the significant additional commitment required of the Company’s Directors, the Board increased the cash portion of director compensation to $35,000 beginning May 22, 2003. The cash portion of the annual fee vests one-fifth on the date of each regular meeting of the Board following the annual meeting. The Deferred Compensation Plan for Non-Management Directors allows each Non-Management Director to defer receipt of any fee received for services as a Director, whether payable as restricted stock or cash, until after the calendar year in which the person ceases to serve as a Director.

      The Restricted Stock Plan for Non-Management Directors referred to above provides for the issuance of not more than 900,000 shares of Payless Common Stock, subject to adjustment for changes in the Company’s capital structure. Initial grant shares vest 20% per year over a five-year period following the date of the grant. The annual retainer shares vest on May 1 following the date of the grant. Shares awarded under the plan may not be sold during a person’s tenure as a Director. The Restricted Stock Plan for Non-Management Directors may not be amended in a manner that would increase the number of shares of Payless Common Stock issuable thereunder, change the class of persons eligible to participate thereunder or otherwise materially increase benefits or modify eligibility requirements without shareowner approval.

      Audit and Finance Committee. At its February 2003 meeting, the Audit and Finance Committee reviewed and amended its Charter which is attached hereto as Appendix A. The Audit and Finance Committee is solely responsible for selecting the Company’s independent public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit and Finance Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management program. At each regularly scheduled meeting, the Audit and Finance Committee provides the internal and external auditors, the Chief Financial Officer and the General Counsel with opportunities to privately meet with the Committee. The Audit and Finance Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate at the Company’s sole expense. The members of the Audit and Finance Committee, during the 2002 fiscal year, were Messrs. Murphy (Chairman), Stark, Fricke, and Wheeler, each of whom was an independent director as required by the rules of the New York Stock Exchange, Inc. (the “NYSE”). During the 2002 fiscal year, the Audit and Finance Committee met eight times.

      Compensation, Nominating and Governance Committee. At its March 2003 meeting, the Board of Directors amended the Charter of the Compensation and Nominating Committee and renamed the Compensation and Nominating Committee as the Compensation, Nominating and Governance Committee (the “CN&G Committee”). The functions of the CN&G Committee include such matters as considering and recommending to the Board and the Company’s management the overall compensation programs of the Company, reviewing and approving the compensation payable to senior management personnel of the Company and reviewing and monitoring the executive development efforts of the Company to assure development of a pool of management and executive personnel adequate for orderly management succession. The CN&G Committee reviews significant changes in employee benefit plans and stock related plans; serves as the “Committee” under the Company’s stock incentive plan, stock appreciation and phantom stock plan for international employees, executive incentive compensation plans, supplementary retirement plan and a deferred compensation plan. The CN&G Committee identifies and recommends candidates for Directors of the Board, Lead Director, members and chairpersons of committees and the successor to the chief executive officer. The CN&G Committee considers suggestions as to nominees for Directors from any source, including any shareowner. The CN&G Committee also reviews performance of the Board of Directors, reviews the mandatory retirement policy for Directors, reviews conflicts of interest and develops and recommends a set of corporate governance principles. To be considered for the 2004 Annual Meeting, Director recommendations must be in writing, submitted to the Corporate Secretary of Payless at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, at least 75 and not more than 90 days prior to the 2004 Annual Meeting, and otherwise comply with the terms of the Company’s Bylaws. The CN&G Committee has authority to seek external professional advice and is solely responsible for retaining and determining the compensation of any consulting firm used to identify director candidates or assist in evaluation of CEO, director or executive compensation. The members of the CN&G Committee during the last fiscal year were Ms. Mangum (Chairman) and Messrs. Boggan and Zazulia(deceased), each of whom was a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During the 2002 fiscal year, the CN&G Committee met six times.

      The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.

      The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit and Finance Committee

      In February 2003, the Audit and Finance Committee of the Board of Directors reviewed and amended its charter. The amended charter was approved by the full Board on February 28, 2003. The complete text of the charter is included as Exhibit A to this proxy statement.

      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control and the Company’s independent accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit and Finance Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent accountants, and the performance of the internal and external auditors.

      Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit and Finance Committee has discussed with the independent accountants their evaluation of the accounting principles, practices and judgments applied by Management, and the Audit and Finance Committee has discussed any items required to be communicated to it by the independent accountants in accordance with standards established by the American Institute of Certified Public Accountants. The Audit and Finance Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.

      The Audit and Finance Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit and Finance Committee has received from the Company’s independent public accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit and Finance Committee has also considered whether the independent public accountants provision of information technology services and other non-audit services to the Company is compatible with their independence.

      In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003, for filing with the Securities and Exchange Commission. The Audit and Finance Committee also recommended the reappointment, subject to shareowner approval, of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal 2003.

Audit and Finance Committee:

Michael E. Murphy — Chairman

Howard R. Fricke
Robert L. Stark
Robert C. Wheeler

      The following Report of the Compensation, Nominating and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Compensation, Nominating and Governance Committee

      The Compensation, Nominating and Governance Committee (the “CN&G Committee”) reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table on page 12.

      Compensation Philosophy. The Company’s basic compensation philosophy is that the compensation program should:

      1) attract, retain and motivate highly qualified executives;

      2) be competitive;

      3) align the executive’s compensation with the Company’s objectives; and

      4) be related to the value created for shareowners.

      Compensation for executive officers is comprised of a base salary and annual and long-term incentive opportunities. The CN&G Committee regularly reviews compensation based on the Company’s compensation philosophy, the performance of Payless and competitive practices. As part of its review of competitive pay levels, the CN&G Committee looks at the base salary levels and annual and long-term incentive levels of a broad group of companies, including some of the companies in the peer group represented in the Stock Price Performance graph on page 11 (the “Peer Group”), and other retail companies of similar size to Payless (the “Survey Companies”).

      Base Salary. Base salaries are targeted at approximately the 50th percentile of base salaries for comparable executive officer positions at the Survey Companies. The CN&G Committee annually reviews and may adjust base salaries based on the CN&G Committee’s discretionary assessment of each individual executive’s performance and competitive pay levels. Base salaries for all executive officers with the Company in their current position for more than one year increased an average of 5.2% percent during fiscal 2002.

      Incentive Opportunities. The Incentive Compensation Plan for Payless Executives (the “Incentive Plan”) provides an opportunity for all executive officers to earn incentives based on both annual and long-term results. The annual and long-term incentive opportunities are targeted between the 50th and 75th percentile of opportunities for comparable positions at the Survey Companies. Executive officers are eligible to receive annual cash awards for each fiscal year and long-term cash awards for long-term performance periods, typically of three years.

      Transition to the Incentive Plan for Long-Term Awards. The long-term award for the period ending in fiscal 2002 will be prorated using two-thirds of the bonus that would have been earned under the former bonus plan (the Executive Incentive Compensation Plan or “EICP”) plus one-third of the incentive that would have been earned under the Incentive Plan. The long-term award for the period ending in fiscal year 2003 will be prorated using one-third of the bonus that would have been earned under the EICP plus two-thirds of the incentive that would have been earned under the Incentive Plan. For the long-term incentive plan that ends in 2004, the entire incentive awarded will be based on the Incentive Plan.

      Summary of the Incentive Plan. The Incentive Plan provides for annual and long-term awards based on actual results as compared to pre-established financial performance measures. Awards under the Incentive Plan will be paid in cash. For fiscal year 2002, the annual Incentive Plan award was based on the Company’s performance with respect to earnings before interest and taxes (“EBIT”). Long-term performance periods operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years. The long-term Incentive Plan award for 2002 was based upon a combination of the Company’s performance with respect to return on net assets (“RONA”) and EBIT over the long-term performance period. In addition, the long-term award is subject to adjustment based upon the Company’s total shareowner return as compared to the Peer Group of similar companies over the performance period. Finally, the CN&G Committee reserves the right to adjust upward or downward any award as determined under the Incentive Plan.

      Participants. The CN&G Committee in its sole discretion designates eligible employees as participants for a particular annual and/or long-term performance period under the Incentive Plan. For fiscal year 2002, all executive officers were eligible to receive annual awards under the Incentive Plan. For the long-term period, fiscal 2002-2004, thirteen associates, including all executive officers, will be eligible to receive long-term awards under the Incentive Plan.

      Annual Incentive Plan Calculations. Annual Incentive Plan awards for fiscal year 2002 were calculated entirely based on actual performance as compared to the performance measure established at the beginning of the fiscal year under the Incentive Plan. The performance measure for the fiscal year 2002 was EBIT.

      The annual target award for fiscal 2002 was 75% of eligible base salary for the CEO, 50% of eligible base salary for the President and 45% of eligible base salary for the other executive officers named in the Summary Compensation Table. The annual threshold award was 26.25% of eligible base salary for the CEO, 17.50% of eligible base salary for the President and 15.75% of eligible base salary for the other executive officers named in the Summary Compensation Table. The maximum award any individual can receive for an annual incentive is $1,850,000.

      For the annual performance period, the Company’s performance was below the threshold performance levels for EBIT. As a result, no executive officer received an annual incentive award based on Company performance for fiscal year 2002.

      Long-Term Incentive under the Incentive Compensation Plan. As noted above, incentive awards for the long-term performance period of 2000-2002 were calculated based on both the EICP and the Incentive Plan. The performance measures for the EICP plan were RONA and Earnings Per Share (“EPS”). The performance measures for the Incentive Plan were RONA and EBIT. For the Incentive Compensation Plan, once threshold RONA is met, the long-term incentive is determined by multiplying EBIT by the appropriate percentage outlined in the Long-Term Incentive Plan Awards table. Awards between each RONA performance level are interpolated based on actual results. Awards under the Incentive Plan are also subject to automatic upward or downward adjustment based on the Company’s Total Shareholder Return (“TSR”) percentile rank as compared to the Peer Group. The 2002 long-term award was prorated as described above under “Transition to the Incentive Plan for Long-Term Awards.”

      With respect to the Incentive Plan for the one-year long-term performance period, fiscal year 2002, the Company’s performance was below the threshold performance level for RONA. As a result, no incentive was awarded based on Company performance. For the one-year long-term performance period, the Company’s TSR percentile rank would have resulted in a 3.3% increase in long-term cash incentives, if any were being paid.

      Peer Group. For both the EICP and the Incentive Plan, the peer group consists of the following 14 companies (the “Peer Group”): The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco, Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc., the same group of companies used in the Company’s performance graph on page 11.

      EICP. Under the EICP, if Payless ranks first through fourth among the Peer Group, the award for that measure is not less than the target level; if Payless ranks fifth through seventh, the award for that measure is not less than threshold level; and if Payless ranks twelfth through fifteenth, the award for that measure is not more than threshold level. In each case, the Company’s relative rank is determined based on data reviewed by an independent public accounting firm. For 2002, Footstar, Inc. was excluded from the calculation because of its delayed reporting of results. Their exclusion did not have an impact on the amount of any potential payments. If awards were paid under the EICP, they would have been subject to automatic upward or downward adjustment to reflect the Company’s performance in EPS growth and RONA as compared to the Peer Group. Any awards under the EICP, after Peer Group adjustment, would then be modified upward or downward based on the Payless ShoeSource stock price appreciation over the performance period.

      Under the EICP, the target long-term award was 33.34% of average base salary over the long-term performance period for the CEO, 27.78% of average base salary over the long-term performance period for the President and 20.00% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table. Under the EICP, the threshold long-term award was 16.67% of average base salary over the long-term performance period for the CEO, 13.89% of average base salary over the long-term performance period for the President and 10.00% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table. The awards for the executive may also be adjusted downward on a discretionary basis by the CN&G Committee.

      With respect to the EICP, for the three-year long-term performance period of fiscal years 2000 to 2002, the Company’s performance was below the threshold performance level for both long-term EPS and long-term RONA. As a result, no incentive was awarded based on Company performance. In addition, the Company’s rank relative to the companies comprising the Peer Group was 10th with respect to long-term RONA and 12th with respect to long-term EPS growth. Therefore, if there were an award for either component it would be limited to threshold based on the Company’s relative rank. For the three-year long-term performance period, the price of the Company’s Common Stock increased $1.93, which would have resulted in a 14% increase in long-term bonuses, if any were being paid.

      For executive officers with a two-year long-term performance period, due to the timing of their promotion, the Company’s performance was below the threshold performance levels set by the CN&G Committee for both long-term EPS and long-term RONA. The Company’s rank relative to the companies comprising the Peer Group was 9th with respect to long-term RONA and 12th with respect to long-term EPS growth. Therefore, if there were an award for either component it would be limited to threshold based on the Company’s relative rank. For the two-year long-term performance period, the price of the Company’s

Common Stock decreased $9.08, which would have resulted in a 37% decrease in long-term cash incentives, if any were being paid.

      Incentive Payouts. The above performance resulted in the following annual and long-term incentive awards before any adjustments by the CN&G Committee:

	Annual Incentive Award	Long-Term Incentive Award
	(Percentage of Base Salary)	(Percentage of Base Salary)

CEO	0.0%	0.0%

President	0.0%	0.0%

Each other Executive Officer participating in the Incentive Plan	0.0%	0.0%

Each other Executive Officer participating in the Incentive Plan with a two-year long-term performance period	0.0%	0.0%

      Annual Lump Sum Merit Awards. In addition, each executive officer is eligible for a bonus of up to five percent of their base salary based upon achieving clearly exceeds ratings on both results and the Company’s guiding values during the annual performance appraisal process.

      Long-Term Stock Incentives. Payless may provide long-term incentives with stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units, which are designed to attract, retain and motivate management employees and relate their compensation directly to the performance of the Company’s Common Stock. The CN&G Committee, in its sole discretion, determines the mix of such awards. The CN&G Committee has adopted a program for long-term stock incentives with the goals of retaining and motivating executives, providing rewards commensurate with the growth in the value of Payless and aligning management interests more closely with those of Payless’ shareowners. As part of this policy, the CN&G Committee believes that the long-term incentives provided to the executives of Payless should be targeted at approximately the 50th percentile of the long-term incentive opportunities for comparable positions at the Survey Companies. In 2000, the CN&G Committee authorized grants of stock options and restricted stock to employees, including executive officers. The awards were intended to serve as the long-term stock incentives for the period 2000-2002.

      CEO Pay. Based on the Company’s compensation philosophy and Company performance, there was no increase in base salary for the CEO in 2002. The base salary remained at $860,000, the same level set by the CN&G Committee effective on April 29, 2001.

      The CEO’s incentive award (both annual and long-term) for 2002 of $0 was determined entirely by the quantitative criteria set forth above.

      Executive Stock Ownership. Payless believes that it is important for every executive of Payless to establish and maintain an equity ownership interest in Payless that is significant relative to his or her base salary. Accordingly, in 1997, the Company adopted the following minimum stock ownership guideline for senior management, including all executive officers.

Ownership Guidelines

Value of Shares of Payless
Common Stock Owned as
Position	a Multiple of Base Salary

CEO	5.0 Times

President	3.5 Times

Executive Vice President	2.0 Times

Senior Vice President	1.5 Times

Vice President	1.0 Times

      These guidelines are expected to be attained by the later of 2004 or within seven years of appointment to one of the above positions. The stock ownership guidelines may be satisfied through direct ownership of shares of Payless Common Stock, including share equivalents under the Profit Sharing Plan and phantom stock under the Deferred Compensation Plan. Restricted shares of Payless Common Stock, however, are not taken into account until they vest.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The CN&G Committee currently intends to structure performance-based compensation, including stock option grants and annual and long-term incentives, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The CN&G Committee, however, may award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Compensation, Nominating and Governance Committee: Mylle H. Mangum — Chairman Daniel Boggan Jr.

Stock Price Performance

      The graph below compares the cumulative total shareowner return on Payless Common Stock against the cumulative returns of the Standard and Poor’s Corporation Composite Index (the “S&P 500 Index”) and the Peer Group, some of which are competitors and all of which were used in determining bonuses under the Company’s performance based incentive plans.

Comparison of Five Fiscal Year Cumulative Returns

of the Company, the S&P 500 Index and the Peer Group

	1997	1998	1999	2000	2001	2002

Payless	$100.00	$80.02	$63.31	$107.06	$90.08	$73.54

S&P 500	100.00	132.49	146.20	144.88	121.49	93.53

Peer Group	100.00	199.01	234.14	238.48	250.22	200.90

      The graph assumes $100 was invested on January 31, 1998, (the end of fiscal 1997) in Payless Common Stock, in the S&P 500 Index, and in the Peer Group, and assumes the reinvestment of dividends.

      Companies comprising the Peer Group are: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc.

Executive Compensation

      The table below shows the compensation paid or accrued by the Company on behalf of the CEO and the Company’s four other most highly compensated executive officers (determined as of the end of the last fiscal year) for the last three fiscal years ended February 1, 2003 (“2002”), February 2, 2002 (“2001”), and February 3, 2001 (“2000”), respectively or such shorter time as may be required.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards

		Annual Compensation					Payouts
						Securities
				Other		Underlying	Long-Term
Name and	Fiscal		Annual	Annual	Restricted	Stock	Incentive
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Stock Awards(4)	Options(5)	Payouts(6)

Steven J. Douglass	2002	$860,000	$0	$46,354	$0	0	$0
Chairman of the	2001	845,000	0	56,404	0	360,000	0
Board and Chief Executive Officer	2000	787,500	307,120	49,160	528,688	525,000	116,508

Duane L. Cantrell(8)	2002	544,231	0	28,494	0	48,000	0
President	2001	429,990	0	—	0	0	0
	2000	383,475	89,004	—	463,188	156,000	34,423

John N. Haugh	2002	350,000	0	—	0	0	0
Senior Vice President	2001	343,750	53,321	—	0	0	0
	2000	325,000	64,447	—	134,575	58,500	0

Ullrich E. Porzig	2002	322,000	0	—	0	0	0
Senior Vice President	2001	316,950	0	—	0	0	0
Chief Financial Officer and Treasurer	2000	299,600	69,535	—	134,575	58,500	27,834

Larry M. Strecker	2002	304,000	0	—	0	0	0
Senior Vice President	2001	299,530	8,451	—	0	0	0
International Operations

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and	All Other
Principal Position	Compensation(7)

Steven J. Douglass	$4,163
Chairman of the	2,940
Board and Chief Executive Officer	4,932

Duane L. Cantrell(8)	4,163
President	2,940
4,932

John N. Haugh	27,141
Senior Vice President	164,383
197,031

Ullrich E. Porzig	4,163
Senior Vice President	2,940
Chief Financial Officer and Treasurer	4,932

Larry M. Strecker	3,920
Senior Vice President	2,985
International Operations

(1)	“Salary” reflects amounts paid to or deferred by the named executive officers during each fiscal year. Annual salary changes for each of the named executive officers normally occur on or about May 1 of each year.

(2)	“Annual Bonus” reflects the annual portion of the bonus earned under the Company’s Incentive Compensation Plan and any signing bonus pursuant to any executive officer’s employment agreement. It also includes amounts deferred by the particular officer. In each of 2000 and 2001, “Annual Bonus,” included a signing bonus of $41,666 that was paid to Mr. Haugh.

(3)	“Other Annual Compensation” includes forms of compensation required to be reported under applicable Securities and Exchange Commission rules. For 2002, it includes for Mr. Douglass, $8,354 of imputed income due to life insurance and long-term disability insurance coverage paid by Payless, $13,991 of automobile allowance, $13,363 of imputed income due to personal use of an airplane owned by Payless, $7,746 for premiums under the Executive Medical Plan paid by Payless and $2,900 for tax form preparation fees paid by Payless; and for Mr. Cantrell $2,213 of imputed income due to life insurance and long-term disability insurance coverage paid by Payless, $13,541 of automobile allowance, $4,993 of imputed income due to personal use of an airplane owned by Payless and $7,746 for premiums under the Executive Medical Plan paid by Payless. For 2001, it includes for Mr. Douglass, $12,962 of imputed income due to life insurance coverage paid by Payless, $12,942 of automobile allowances, $22,100 of imputed income due to personal use of an airplane owned by Payless, $5,500 for premiums under the Executive Medical Plan paid by Payless, and $2,900 for tax form preparation fees paid by Payless. For 2000, it includes for Mr. Douglass $13,432 of imputed income due to life insurance and long-term disability insurance coverage paid by Payless, $14,198 of automobile allowance, $13,130 of imputed income due to an airplane owned by Payless, $5,500 for premiums under the Executive Medical Plan paid by Payless, and $2,900 for tax form preparation fees paid by Payless.

(4)	The dollar value of restricted stock awards is equal to the average of the high and low prices of Payless Common Stock on the date of the grant, multiplied by the total number of shares granted to the named executive officer. The aggregate number of shares of restricted stock on which the restrictions have not lapsed and the value of such restricted stock owned by each of the named executive officers as of the end of the fiscal year 2002 (at $15.91, the average of the high and low price) was $350,004 for Mr. Douglass, representing 21,999 shares; $286,332 for Mr. Cantrell representing 17,997 shares; $44,532 for Mr. Haugh representing 2,799 shares; $89,064 for Mr. Porzig representing 5,598 shares and $89,064 for Mr. Strecker representing 5,598 shares. The number of shares of restricted stock have been adjusted for a three-for-one split of the Company’s Common Stock.

(5)	Securities underlying Stock Options have been adjusted to reflect a three-for-one split of the Company’s Common Stock.

(6)	“Long-Term Incentive Payouts” represents the long-term portion of the bonus paid under the Company’s EICP. It includes amounts deferred by the particular officer. For all named executive officers, the long-term performance period is fiscal years 2000-2002.

(7)	“All Other Compensation” represents the Company’s contribution to the named executive officer’s account in the Company’s profit sharing plan. In addition, “All Other Compensation” also includes payments in 2002 to relocate Mr. Haugh ($22,978), in 2001 to relocate Mr. Haugh ($161,443) and, in 2000 to relocate Mr. Haugh ($192,317).

(8)	On February 3, 2002, Mr. Cantrell was promoted to President.

     Stock Option Awards. The following table provides certain information concerning individual grants of stock options made to the named executive officers during the last fiscal year under the Company’s 1996 Stock Incentive Plan.

STOCK OPTION GRANTS IN FISCAL 2002

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees In	Exercise Price	Expiration	Grant Date
Name	Granted	Fiscal Year	Per Share	Date	Fair Value(2)

Duane L. Cantrell	48,000(1)	22.2%	$19.29	2/4/2012	$520,127

(1)	Option granted on February 4, 2002, under the 1996 Stock Incentive Plan, has a term of 10 years, vests with respect to 12,000 shares on each of the first four anniversaries of the grant. The option exercise price equals the average of the high and low trading prices of the Company’s stock on the grant date, as adjusted for the three-for-one split of the Company’s Common Stock.

(2)	The grant date fair values was determined using the Black-Scholes option pricing model. The estimated value under the model is based on assumptions as to variables such as option term, risk-free interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) an option term of 10 years, which represents the length of time between the grant date of options and the latest possible exercise date by the named executive officers; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option’s term; (c) stock price volatility calculated based on the historic volatility of the Company’s stock price since April 1996; and (d) dividends at the rate of $0 per share, the annual dividend rate with respect to a share of the stock on the grant date.

     The following table presents information with respect to options exercised in fiscal year 2002 and unexercised and exercised options held by the named executive officers on February 1, 2003:

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2002

AND FISCAL YEAR-END OPTION VALUES

			Number of Shares of Payless
			Common Stock Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		Fiscal-Year End(1)		Fiscal-Year End(2)
	Acquired on	Value
Name	Exercise(1)	Realized	Unexercisable	Exercisable	Unexercisable	Exercisable

Steven J. Douglass	324,375	$3,505,084	715,500	445,500	$102,580	$102,580

Duane L. Cantrell	0	0	175,500	172,314	36,795	340,498

John N. Haugh	0	0	29,250	29,250	0	0

Ullrich E. Porzig	0	0	64,875	87,375	26,481	176,196

Larry M. Strecker	0	0	64,875	14,625	26,481	0

(1)	Numbers of shares have been adjusted for a three-for-one split of the Company’s Common Stock.

(2)	“In-The-Money Options” are options outstanding at the end of the 2002 fiscal year for which the fair market value of Payless Common Stock at the end of the 2002 fiscal year ($15.91 per share) exceeded the exercise price of the options. Value is determined based on the difference between fair market value at the end of the 2002 fiscal year and the exercise price.

     Long-Term Awards. During the 2002 fiscal year, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years 2002, 2003 and 2004. The following table shows the maximum long-term cash awards payable to each of them for these long-term periods. The estimates below assume that the individuals remain eligible to participate throughout the long-term performance period. Actual payments may range from $0 to a maximum award value of $1,500,000.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2002

			Estimated Target	Estimated Maximum
	Performance or Other	Estimated Threshold Future	Future Payouts	Future Payouts
	Period	Payouts Under Non-Stock	Under Non-Stock	Under Non-Stock
Name	Until Maturation of Payout	Price Based Plan(1)	Price Based Plan(2)	Price Based Plan(3)

Steven J. Douglass	Three Fiscal Year Period (2002-2004) Ending 1/29/05	0.0161% of 3 yr. Cumulative EBIT	0.0457% of 3 yr. Cumulative EBIT	0.1048% of 3 yr. Cumulative EBIT

Duane L. Cantrell	Three Fiscal Year Period (2002-2004) Ending 1/29/05	0.0082% of 3 yr. Cumulative EBIT	0.0233% of 3 yr. Cumulative EBIT	0.0534% of 3 yr. Cumulative EBIT

John N. Haugh	Three Fiscal Year Period (2002-2004) Ending 1/29/05	0.0039% of 3 yr. Cumulative EBIT	0.0112% of 3 yr. Cumulative EBIT	0.0256% of 3 yr. Cumulative EBIT

Ullrich E. Porzig	Three Fiscal Year Period (2002-2004) Ending 1/29/05	0.0036% of 3 yr. Cumulative EBIT	0.0103% of 3 yr. Cumulative EBIT	0.0236% of 3 yr. Cumulative EBIT

Larry M. Strecker	Three Fiscal Year Period (2002-2004) Ending 1/29/05	0.0034% of 3 yr. Cumulative EBIT	0.0097% of 3 yr. Cumulative EBIT	0.0223% of 3 yr. Cumulative EBIT

(1)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of April 28, 2002, achievement of threshold 3 yr. average RONA performance goals, and Company stock performance compared to the Peer Group such that no downward adjustment is required for any award.

(2)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of April 28, 2002, achievement of target 3 yr. average RONA performance goals and Company stock performance compared to the Peer Group.

(3)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of April 28, 2002, achievement of maximum 3 yr. average RONA performance goals and significant appreciation in the Company’s Common Stock relative to the Peer Group to result in a maximum incentive adjustment.

     Profit Sharing Plans and Supplementary Retirement Plan. The Company’s executive officers may participate in the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan. Company contributions to this plan are related to the Company’s performance each year. Subject to the Company’s discretion each year, the Company expects to contribute annually 2.5% of its pretax net profits to this plan and the plan for Puerto Rico associates. Eligible employees are able to contribute voluntarily to the profit sharing plans on both a before-tax and after-tax basis under Section 40l(k) of the Code. Eligible employees are also able to direct that the Company’s contribution to their accounts and/or their voluntary contributions be invested in a Payless Common Stock fund or in one of several other investment funds.

      The Company does not have a broad-based, defined benefit retirement plan. The Company does, however, have a supplementary retirement plan (the “Supplementary Plan”) covering employees who have had compensation in a calendar year equal to at least twice the amount of “wages” then subject to the payment of old age, survivor and disability insurance Social Security taxes.

      Under the Supplementary Plan, covered employees become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of total annual salary and cash incentives (reported as salary and annual and long-term bonus in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years, reduced by (ii) primary Social Security benefits, benefits provided under the Company’s profit sharing plan and, benefits under retirement plans operated by May which may be payable to the employee and, if appropriate, by amounts to reflect early retirement. Benefits are payable upon retirement after reaching age 55 and completing at least 5 years of service. The Supplementary Plan also provides that the current CEO is entitled to benefits before reaching age 55 if his employment is terminated without cause (as defined in the Supplementary Plan), due to disability or due to a “Change in Control of the Company” (as defined in the Supplementary Plan). The minimum benefit under the Supplementary Plan is the amount of benefits provided by the Company which would have been payable under the Company’s profit sharing plan and employer provided benefits under the May Profit Sharing Plan and May Retirement Plan, determined without regard to any statutory limits, less the amount of benefits actually payable under those plans.

      The Supplementary Plan provides that, in the event of a “Change in Control of the Company,” vesting would be accelerated in limited circumstances and benefits would not be forfeitable.

      The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 2002 at age 65) for persons in specified compensation and years of service classifications covered by the Company’s profit sharing plan and, if eligible, the Supplementary Plan. The individuals named in the Summary Compensation Table had, as of December 31, 2002, the following years of service, respectively: Mr. Douglass, 27 years; Mr. Cantrell, 24 years; Mr. Haugh, 3 years; Mr. Porzig, 18 years; and Mr. Strecker, 8 years.

	Years of Service

Average Annual Earnings	20	25 or more

$500,000	$200,000	$250,000

600,000	240,000	300,000

700,000	280,000	350,000

800,000	320,000	400,000

900,000	360,000	450,000

1,000,000	400,000	500,000

1,100,000	440,000	550,000

1,200,000	480,000	600,000

1,300,000	520,000	650,000

1,400,000	560,000	700,000

1,500,000	600,000	750,000

      Employment Contracts, Termination of Employment and Change of Control Arrangements. Each of the executive officers named in the Summary Compensation Table have individual contracts of employment with the Company which expire at various dates on or before May 31, 2007, and which provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table, annual and long-term bonuses as described in the Report of the CN&G Committee, restricted stock grants and other benefits generally available to the Company’s executive officers. In addition, each of the agreements prohibit each of the executives from entering into competing activities.

      Payless has also entered into Change of Control agreements with the executive officers named in the Summary Compensation Table. The Change of Control agreements generally provide that the executive is entitled to benefits if the executive is terminated for other than cause, death, or disability or if the executive terminates for “Good Reason” (as defined in the agreement) (i) within three years of a “Change of Control” (as defined in the agreement) occurring; or (ii) within twelve months of a “Potential Change of Control” (as defined in the agreement). A termination by an executive within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason. Under the agreements, a Change of Control would include any of the following events: (i) any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s voting securities; (ii) a majority of the Company’s Directors are replaced and not approved by the “Incumbent Board” (as defined in the agreement); (iii) consummation of certain mergers or a sale of all or substantially all of the Company’s assets; or (iv) shareowners approve a liquidation of the Company. Upon a covered termination of employment, the agreements provide a lump sum payment equal to the aggregate of (i) three times the sum of (x) base salary at termination or, if greater, base salary immediately prior to the change of control plus (y) highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control and (ii) a cash payment for cancellation of stock options or stock appreciation rights. Each agreement also provides that the executive shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans plus any benefit the executive would receive with an additional five years of age and service under the Company’s post retirement programs; (ii) unreduced benefits under the Company’s Supplementary Retirement Plan if the executive is between 50 and 55 and is terminated within five years of a Change of Control; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in the executive receiving at least 110 percent of the safe harbor amount and in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

      In addition, in the event of a Change of Control, (i) amounts deferred under the Company’s deferred compensation plan will be immediately distributed to participants in a lump sum cash payment; (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable; (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested; and (iv) any performance units will be earned and become fully payable.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers and Persons Owning More Than Five Percent of Common Stock

      The following table sets forth certain information known to the Company regarding beneficial ownership of Payless Common Stock as of April 10, 2003, (including shares of the Company’s Common Stock held in Payless Profit Sharing Plan account for executive officers) by (a) each person known by Payless to own beneficially more than 5% of the Payless Common Stock, (b) each Director and nominee for election as a Director of Payless and each of the executive officers named in the Summary Compensation Table on page 12, and all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Payless Profit Sharing Plan constitute less than one percent of Payless Common Stock (see note (6) below). On April 10, 2003, there were 67,972,693 shares of Common Stock outstanding.

	Shares Beneficially
	Owned as of	Percent
Name	April 10, 2003	of Class

Holders of more than Five Percent of Common Stock

Lord, Abbett & Co.(1)	6,006,024	8.8%

ESL(2)	5,322,000	7.8%

Neuberger Berman, LLC(3)	5,056,299	7.4%

Capital Research and Management Company(4)	3,900,000	5.7%

Pzena Investment Management, LLC(5)	3,846,729	5.7%

Directors, Nominees and Executive Officers(6)

Daniel Boggan Jr.(7)	0	*

Howard R. Fricke(7)(8)	21,210	*

Mylle H. Mangum(7)	300	*

Michael E. Murphy(7)(9)	19,323	*

Robert L. Stark (7)	9,498	*

Robert C. Wheeler	6,153	*

Steven J. Douglass(10)	874,420	1.3%

Duane L. Cantrell(10) (11)	300,409	*

John N. Haugh(10)	47,774	*

Ullrich E. Porzig(10) (12)	192,869	*

Larry M. Strecker(10)	89,442	*

All directors, nominees and Executive officers as a group (14 Persons)(7)(10)(11)	1,772,486	2.6%

*	Less than one percent.

(1)	Information based on Schedule 13G filed on January 31, 2003. The address of Lord, Abbett and Co. is 90 Hudson Street, Jersey City, NJ 07302.

(2)	Amendment 6 to Schedule 13G filed on February 14, 2003. Includes 3,502.644 shares owned by ESL Partners, L.P., 85,746 shares owned by ESL Institutional Partners, L.P. and 969,996 shares owned by ESL Investors, L.L.C., each at One Lafayette Place, Greenwich, CT 06830 and 763,614 shares owned by ESL Limited, Hemisphere House, 9 Church Street, Hamilton, Bermuda.

(3)	Information based on Amendment 1 to Schedule 13G filed on February 13, 2003. The address of Neuberger Berman, LLC is 605 Third Avenue, New York, NY 10158-3698.

(4)	Information based on Schedule 13G filed on February 13, 2003. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(5)	Information based on Amendment 1 to Schedule 13G filed on February 5, 2003. The address of Pzena Investment Management, LLC is 830 Third Avenue, 14th Floor, New York, NY 10022.

(6)	The Payless profit sharing plans provide for an investment fund which is invested in shares of Payless Common Stock (the “Payless Profit Sharing Plan Common Stock Fund”). As of April 10, 2003, the trusts under the Payless profit sharing plans owned approximately 1,613,250 shares of Payless Common Stock (approximately 2.4% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless profit sharing plans.

(7)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 10, 2003, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 13,056 units; Mr. Fricke — 8,937 units; Ms. Mangum — 12,783 units; Mr. Murphy — 1,824; and Mr. Stark — 8,937 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless common stock.

(8)	Includes 12,000 shares owned by Mr. Fricke’s spouse.

(9)	Includes 3,000 shares held by a limited partnership of which Mr. Murphy and his spouse are the sole partners.

(10)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before June 9, 2003, as follows: Steven J. Douglass — 684,750 shares; Duane L. Cantrell — 254,064 shares; John N. Haugh — 43,875 shares; Ullrich E. Porzig — 137,625 shares; Larry M. Strecker — 64,875; and all Directors, nominees and executive officers as a group — 1,361,052 shares.

(11)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 10, 2003, Mr. Cantrell had 19,214 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless Common Stock.

(12)	Mr. Porzig’s ownership includes 39,594 shares held by family trusts and 384 owned by his children.

Fees billed to Company by the Company’s Auditor during fiscal 2002:

Audit Fees:

      Audit fees and out-of-pocket expenses billed or expected to be billed to the Company by the Company’s independent auditors for audit of the Company’s annual financial statements for the fiscal year ended February 1, 2003, and for the review of the Company’s quarterly financial statements included in the Company’s quarterly reports on Form 10-Q totaled $344,000. Deloitte & Touche LLP and its affiliates (“DT”) billed or will bill the Company $333,000 for the audit of the Company’s 2002 financial statements and the review of the Company’s financial statements included in its quarterly reports on Form 10-Q for the quarters ended July 2, 2002 and November 1, 2002. In addition, the Company’s former auditors, Arthur Andersen LLP and its affiliates (“AA”), billed the Company an aggregate of $11,000 for professional services rendered for the review of the Company’s financial statements included in the Company’s quarterly report on Form 10-Q for the quarter ended April 3, 2002.

Financial Information Systems Design and Implementation:

      The Company did not engage DT or AA for the design or implementation of financial systems during fiscal year 2002.

All Other Fees:

      Fees billed or to be billed to the Company for all other non-audit services rendered to the Company, including tax related services performed during fiscal year 2002 totaled $1,549,000. These fees, including audit related service fees of $393,000, all of which was or will be billed by DT and non-audit service fees of $1,156,000, of which $654,000 and $502,000 was or will be billed by DT and AA, respectively. Non-audit service fees included tax compliance, preparation and planning fees of $626,000 and $473,000 provided by DT and AA, respectively. Audit related fees include fees for audits of benefit plans, statutory audits and agreed-upon procedures.

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PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003

Proposal II on the accompanying proxy card.

      Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and available to respond to questions.

      On May 24, 2002, the Company determined for itself and on behalf of its subsidiaries, to not re-engage its independent auditors, Arthur Andersen LLP, and to engage Deloitte & Touche LLP to serve as its new independent auditors for fiscal 2002. The change in auditors became effective May 24, 2002. This determination was recommended by Payless’ Audit and Finance Committee and approved by Payless’ Board of Directors.

      AA’s reports on Payless’ consolidated financial statements for each of the years ended February 2, 2002, and February 3, 2001, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      The affirmative vote of holders of a majority of shares represented and entitled to vote at the meeting will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted in determining whether this proposal has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance:

      Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. During the fiscal year that ended February 1, 2003, to the Company’s knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met, except Gary Stone failed to file one Form 4 timely. The transaction has since been reported to the Securities and Exchange Commission.

Other Business:

      Under the laws of the State of Delaware, where Payless is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareowners has been given. We do not expect any business to come up for shareowner vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Persons with Disabilities:

      We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under “Questions” below.

Outstanding Shares:

      On April 10, 2003, the record date, 67,972,693 shares of common stock were outstanding. Each share of common stock has one vote.

How We Solicit Proxies:

      In addition to this mailing, Payless employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $8,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareowner Proposals for Next Year:

      The deadline for shareowner proposals for next year’s meeting is December 20, 2003. On written request, the Secretary will provide detailed instructions for submitting proposals.

Questions:

      If you have questions or need more information about the Annual Meeting of Shareowners, write to:

Secretary Payless ShoeSource, Inc. 3231 Southeast Sixth Avenue Topeka, KS 66607-6182

or call us at (785) 233-5171.

      For information about your record holdings you may call Payless Shareowner Services at 1-800-884-4225. For information about your holdings in the Payless Stock Ownership Plan you may call 1-888-744-7463. We also invite you to visit the Company’s Investor Relations website at http://www.paylessinfo.com. Internet site materials are for your general information and are not part of this proxy solicitation.

By Order of the Board of Directors,

Michael J. Massey
Secretary

April 18, 2003

Exhibit A

CHARTER FOR THE AUDIT AND FINANCE COMMITTEE

Function

      The Audit and Finance Committee shall aid the Board of Directors in undertaking and fulfilling its responsibilities for financial reporting to the public, shall provide support for management’s efforts to enhance the quality of the Company’s controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company’s external and internal auditors. In addition, the Committee shall review the financial policies, plans and structure of the Company.

Composition and Term

      The Committee shall be a Committee of the Board and shall consist exclusively of independent non-management directors (not less than three and at least one of whom meets the definition of “audit committee financial expert” as that term is defined by the Securities and Exchange Commission).

      The Committee members shall be appointed for one year terms at the annual meeting of the Board, upon the recommendation of the Compensation and Nominating Committee. The chairman shall be designated by the Board. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Inc. as such requirements are interpreted by the Board in its business judgement.

Administrative Matters

      The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than three times each year. The Committee shall report to the full Board of Directors at the first Board meeting following each such Committee meeting.

      The Committee shall provide the internal and external auditors, the Chief Financial Officer and General Counsel with appropriate opportunities to meet privately with the Committee at each regularly scheduled meeting. Prior to the public release of quarterly and annual earnings, such public release shall be reviewed either with the Chairman of the Committee or if the Chairman is unavailable, with another Committee member designated by the Committee or Chairman. The Committee shall have the authority to retain legal, accounting or other advisors as it determines necessary to carry out its duties at the Company’s sole expense.

Duties and Responsibilities

      The duties of the Committee shall include the following:

(1)	(a) selection of the firm of independent public accountants and auditors to examine the books and accounts of the Company for each fiscal year; (b) review of the independence of the independent public accountants and auditors; (c) approval of all engagements of the independent public accountants and auditors, including all audit and permitted non-audit services, the proposed fees and the reports to be rendered; and (d) evaluation of the performance of the independent auditor;

(2)	review the results of the audit for each fiscal year of the Company, which review should cover and include, among other things, the audit report, the published financial statements, the “Memorandum Regarding Accounting Procedures and Internal Control” prepared by the independent public accountants and auditors, any other pertinent reports and management’s responses concerning that memorandum and any material accounting issues among management, the Company’s internal audit staff and the independent public accountants and auditors;

(3)	review all material accounting policies (and changes therein) of the Company;

(4)	review the coordination between the independent public accountants and auditors and the Company’s internal auditing group and review the scope and procedures of the Company’s internal audit work and whether such scope and procedures are adequate to attain the internal audit objectives, as

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determined by the Company’s management and approved by the Committee and review the quality and composition of the Company’s internal audit staff;

(5)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

(6)	review and reassess the adequacy of the Committee charter on an annual basis;

(7)	maintain procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters;

(8)	monitor compliance with the Company’s Code of Conduct; and

(9)	review and make recommendations, when appropriate, to the Board with respect to the following matters:

•	the financial policies of the Company, including but not limited to debt ratings, short term vs. long term debt positions, debt/equity ratios, fixed charge coverage, working capital and bank lines and dividend policy;

•	the long — range financial plans of the Company;

•	the Company’s capital expenditure program including rate of return standards and evaluation methods;

•	specific debt and/or equity placement activities;

•	external financial relationships (with investment bankers, commercial bankers, insurance companies, etc.)

•	financial public relations and communication programs;

•	profit sharing plan investments;

•	financial aspects of proposed acquisitions and/or divestitures; and

•	insurance and risk management program.

      The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time to time determine. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent accountants and auditors.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PAYLESS SHOESOURCE, INC.

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card. CONTROL NUMBER:	☐

Please be sure to sign and date this Proxy	Date

Shareowner sign here	Co-owner sign here

The Board of Directors recommends a vote FOR Proposals I and II.

I.	Election of Director.		Withhold
		For	Authority
	Election of Mylle H. Mangum for a three-year term expiring in 2006.	☐	☐

INSTRUCTIONS: To vote your shares for the nominee in Proposal I, mark the FOR box. If you do not wish your shares voted FOR the nominee in Proposal I, please mark the WITHHOLD AUTHORITY box.

		For	Against	Abstain
II.	Ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2003.	☐	☐	☐

DETACH CARD	DETACH CARD

To vote by mail, please detach the proxy card above and return it in the enclosed envelope. To vote by Internet, please visit http://www.eproxyvote.com/umb-bank/. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

The Payless ShoeSource Annual Meeting of Shareowners will be held at:

PAYLESS SHOESOURCE, INC., POZEZ AUDITORIUM
3231 S.E. SIXTH AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 22, 2003
10:00 A.M., CENTRAL DAYLIGHT SAVING TIME

TO VOTE USING THE INTERNET:

1.	Read the accompanying Proxy Statement.

2.	Visit the Internet voting site at http://www.eproxyvote.com/umb-bank/ and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the above proxy card. Please note that all votes cast by using the Internet must be submitted prior to 5:00 p.m., Central Daylight Saving Time, May 21, 2003. Your Internet vote is quick, convenient and submitted immediately.

If you vote using the Internet, please do not return your proxy card by mail.

THANK YOU FOR YOUR VOTE.

ADMISSION TICKET

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PROXY CARD PAYLESS SHOESOURCE, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2003

Shareowners of Payless ShoeSource, Inc.:

By signing this card, each of Jay A. Lentz, Ullrich E. Porzig, and Stan A. Martindell, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Payless ShoeSource, Inc. at the May 22, 2003, Annual Meeting of Shareowners and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting, subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of the listed director nominee, Proposal I, and a vote FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

To the Shareowners of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource Shareowners which will be held at Payless ShoeSource, Inc., Pozez Auditorium, 3231 S.E. Sixth Avenue, Topeka, Kansas on Thursday, May 22, 2003, at 10:00 a.m., Central Daylight Saving Time.

Provided with this proxy card is a return envelope, the Company’s 2002 Annual Report to Shareowners and the Proxy Statement for the 2003 Annual Meeting. It is important that you vote either by returning the proxy card or by using the Internet. Management’s recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.

PLEASE PROMPTLY SIGN, DATE AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET.

Please sign the proxy card exactly as your name(s) appear(s) on the reverse side of this card.

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